UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2015

LATITUDE 360, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-51644	20-5587756
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6022 San Jose Blvd.	32217
Jacksonville, FL	(Zip Code)
(Address of Principal Executive Offices)

(972) 771-4205

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, Latitude 360, Inc. (the “Company”) announced that it had hired Alan Greenstein as the Company’s new Chief Financial Officer. On March 5, 2015, the Company entered into an employment agreement (the “Employment Agreement”) with Alan Greenstein, pursuant to which Mr. Greenstein will serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of March 1, 2015. The Employment Agreement has an initial term of two years and continues thereafter for successive two-year periods unless and until terminated by either party upon 60 days’ written notice prior to the agreement’s anniversary/expiration date, or until otherwise terminated by either party. Mr. Greenstein will receive an annual base salary of $250,000 for the term of the Employment Agreement, subject to potential periodic increase in the discretion of the Company’s board of directors, provided that payment of $50,000 of the base salary will be deferred until the closing of a public or private offering of equity or debt securities resulting in gross proceeds to the Company of at least $5 million. In addition, Mr. Greenstein will be eligible to receive an annual bonus equal to a percentage of his base salary, based upon the Company’s achievement of specified percentages of its target earnings before interest, taxes, depreciation and amortization during the applicable fiscal year. Mr. Greenstein will also receive options to purchase shares of the Company’s common stock, as follows: (i) an option to purchase 300,000 shares upon execution of the Employment Agreement, which option will be immediately vested as to 50% of the shares subject thereto, and will vest one year following the execution of the Employment Agreement with respect to the remaining 50% of the shares subject thereto; (ii) an option to purchase 300,000 shares upon the Company’s filing of a registration statement on Form S-1, which option will be immediately vested as to all shares subject thereto; (iii) an option to purchase 300,000 shares upon the pricing of the Company’s “re-IPO,” which option will be immediately vested as to all shares subject thereto; and (iv) an option to purchase 350,000 shares upon the second anniversary of the Employment Agreement.

In the event Mr. Greenstein’s employment under the Employment Agreement is terminated by the Company without “Cause” (as such term is defined in the Employment Agreement), in addition to the amounts accrued to him, Mr. Greenstein would be entitled to receive continued payment of his then-current base salary and continuation of his health insurance for a six-month period. In the event of Mr. Greenstein’s death or incapacity during the term of the Employment Agreement, Mr. Greenstein’s estate or legal representative would be entitled to receive continued payment of Mr. Greenstein’s then-current base salary until the expiration of the then-current one-year employment term.

During the term of the Employment Agreement and for a period of one year thereafter, Mr. Greenstein is subject to non-solicitation and non-competition provisions. Mr. Greenstein is also subject to confidentiality provisions both during and after his employment with the Company.

Prior to joining the Company, Mr. Greenstein, age 55, most recently served as Executive Vice President and Chief Financial Officer of REA Property Management Group LLC (“REA”) from May 2014 through March 2015, and as President of Richland Partners, LLC, the holding company of REA, from October 2014 to March 2015. From December 2006 to July 2013, Mr. Greenstein served as Senior Vice President and Chief Financial Officer of Revel Entertainment Group, LLC, which operated a resort and casino in Atlantic City, New Jersey. Prior to that, Mr. Greenstein served as Senior Vice President and Chief Financial Officer of Nevada Gold & Casinos, Inc. (NYSE MKT: UWN), from December 2005 to November 2006, and as Senior Vice President and Chief Financial Officer of Mohegan Sun Casino from October 1995 to November 2005. Mr. Greenstein is a certified public accountant, and graduated with a Bachelor of Science in Accounting from Marshall University.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Effective as of March 5, 2015, Ken Adams, who had been serving as the Company’s Chief Financial Officer, assumed the position of Director of Operations for Latitude 360 Global, Inc., a wholly-owned subsidiary of the Company that was formed to conduct the Company’s international franchise operations.

Item 8.01 Other Events.

On March 12, 2015, the Company issued a press release announcing the appointment of Mr. Greenstein. A copy of that press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement between Latitude 360, Inc. and Alan Greenstein.
99.1	Press release dated March 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LATITUDE 360, INC.

By	/s/ Brent Brown
Name:	Brent Brown
Title:	CEO

Date: March 12, 2015

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between Latitude 360, Inc. and Alan Greenstein.
99.1	Press release dated March 12, 2015.

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